CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,840,000	$387.38

(1)           Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated March 25, 2013 (To Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011 )	Filed Pursuant to Rule 433 Registration No. 333-169119

US$2,840,000

RELATIVE PERFORMANCE NOTES LINKED TO THE BARCLAYS 10Y TREASURY FUTURES INDEX™ AND THE S&P 500® INDEX DUE MARCH 28, 2018

GENERAL TERMS:
Principal Amount:	US$2,840,000	Issuer:	Barclays Bank PLC

Issue Price:	100%	Series:	Global Medium-Term Notes, Series A

No Interest Payments:	The Notes do not bear interest.	Original Issue Date:	March 28, 2013

Original Trade Date:	March 25, 2013	Maturity Date:	March 28, 2018(*)

Final Valuation Date:	March 23, 2018(*)

CUSIP /ISIN:	06741TQT7/US06741TQT78	Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
Indices:	S&P 500® Index (the “Long Index”) (Bloomberg ticker symbol “SPX <Index>”) and the Barclays US 10Y Treasury Futures Index™ (the “Short Index”) (Bloomberg ticker symbol “BXIIUS10<Index>”),

PAYMENT AT MATURITY TERMS:
Payment at Maturity:

If the Long Index Return is equal to or greater than the Short Index Return, the Issuer will repay the principal amount plus pay a return equal to the Relative Return multiplied by the Participation Rate.  Accordingly, the payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 × Relative Return × Participation Rate )

If the Long Index Return is less than the Short Index Return, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return.  Accordingly, the payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 ×  Relative Return)

If the Long Index Return is less than the Short Index Return, the Relative Return will be negative, and you will lose some or all of your initial investment at maturity.  The Relative Return will be negative if, between the Trade Date and the Final Valuation Date, the Short Index outperforms the Long Index, which will be the case if: (a) both Indices appreciate but the Short Index appreciates by a greater percentage than the percentage that the Long Index appreciates, (b) the Long Index depreciates while the Short Index remains flat or appreciates or (c) both Indices depreciate but the Long Index depreciates by a greater percentage than the percentage that the Short Index depreciates.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Factors-Issuer Credit Risk” in this pricing supplement.

Index Return:	For each Index, the performance of the Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:	Participation Rate:	153%
Final Index Level – Initial Index Level
Initial Index Level

Initial Index Level:	1,551.69 in respect of the Long Index and 207.1436 in respect of the Short Index, which in each case is the closing level of the Index on the Trade Date.	Final Index Level:	For each Index, the Index Level on the Final Valuation Date.

Long Index Return:	The Index Return calculated in respect of the Long Index.	Short Index Return:	The Index Return calculated in respect of the Short Index.

Relative Return:	A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows: Long Index Return – Short Index Return
OTHER TERMS:
Index Level:

With respect to the Short Index, for any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “BXIIUS10” or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in below.

With respect to the Long Index, for any for any Index Business Day, the closing value of the S&P 500® published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Scheduled Trading Day:	Any day that the Indices are published that is also an Index Business Day, as determined by the Calculation Agent in its sole discretion.

Index Business Day:

With respect to the Short Index, any day, as determined by the Calculation Agent, that the Chicago Board of Trade is scheduled to be open for trading, other than a day on which a Market Disruption Event occurs or is continuing with respect to the Short Index or a day on which the index sponsor of the Short Index fails to publish the Long Index.

With respect to the Long Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each component of such Underlying Index is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange, other than a day on which a Market Disruption Event occurs or is continuing with respect to the Long Index or a day on which the index sponsor of the Long Index fails to publish the Long Index.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation, or executive order to close.

Settlement:	DTC; Book-entry; Transferable.

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Calculation Agent:	Barclays Bank PLC

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC

Per Note	100.00%	3.00%	97.00%
Total	$2,840,000	$85,200	$2,754,800

__________________

(1)             Barclays Capital Inc. will receive commissions from the Issuer equal to 3.00% of the principal amount of the notes, or $30.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

(*) Subject to postponement in the event of a Market Disruption Event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement, “The Barclays US 10Y Treasury Futures IndexTM—Discontinuance, Modification or Unavailability of the Index” in this pricing supplement  and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement (for purposes of such market disruption event provisions in the prospectus supplement, each Index will be deemed a “basket component”, together comprising a “basket”).

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect t o the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Issuer Credit Risk” in this pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Factors” below.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon this pricing supplement, the prospectus, the prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000312070.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you this pricing supplement, the prospectus, the prospectus supplement and find any relevant free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•                You Will Lose Some or All of Your Principal If the Relative Return Is Negative—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is dependent on the Relative Return, which is the Long Index Return minus the Short Index Return.  The outright performance levels of each Index are not individually relevant to the return on the Notes.  You will not realize a positive return on your investment in the Notes unless the Relative Return is positive, whereas a negative Relative Return will result in the loss of some or all of your investment.  A negative Relative Return will result any time that (i) the Short Index Return exceeds the Long Index Return, even if each of the Long Index Return and Short Index Return are positive amounts or (ii) the decrease in the level of the Short Index is less than the decrease in the Long Index when the Long Index Return and Short Index Returns are negative amounts.  Consequently, you will lose some or all of your investment if the Short Index outperforms the Long Index over the term of the Notes.

•                Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

•                No Interest Payments—The Notes do not bear interest.  The return on the Notes, if any, is limited to the relative performance of the Indices from the Trade Date to the Final Valuation Date

•                The Payment at Maturity on Your Notes is Not Based on the Levels of the Indices at Any Time Other than the Final Valuation Date — The Initial Index Levels and the Relative Return will be based solely on the closing levels of the Indices on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or both Indices moves precipitously on the Final Valuation Date to negatively impact the Relative Return, the payment at maturity on your Notes, if any, may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the Indices at a time prior to such movement. Although the level of one or both Indices on the Maturity Date or at other times during the life of your Notes may reflect greater outperformance of the Long Index relative to the Short Index or lesser underperformance of the Long Index relative the Short Index than on the Final Valuation Date, you will not benefit from the level of the Indices at any time other than the Final Valuation Date.

•                Owning the Notes is Not the Same as Owning the Stocks Comprising the Long Index — The return on your Notes will not reflect the return you would realize if you owned the stocks included in the Long Index.  As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Long Index would have.

•                The Notes Do Not Represent an Investment in a Basket of the Indices—The Notes do not represent an investment in a basket of the Indices.  If the Short Index Return exceeds the Long Index Return, the Relative Return will be negative and you will lose some or all of your principal, regardless of the outright performance of each of the Indices.  The benefit to you of any increase in the level of the Long Index may be offset or negated entirely by increases in the level of the Short Index.  You will not benefit from any increase in the level of the Short Index, regardless of the performance of the Long Index.  In addition, a decline in the level of the Short Index may not benefit you unless the Long Index declines by a lesser amount as the return on the Notes is dependent on the relative performance of the Indices.

•                You Will Not Have Rights in the 10Y Treasury Futures —The Short Index reflects the returns available by maintaining a rolling position in 10-Year U.S. Treasury Notes futures contracts (the “10Y Treasury futures” and each, a “10Y Treasury futures contract”).  At any given time, the Short Index is comprised of a single 10Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 10Y Treasury futures contract”, or the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract.  Investing in the Notes is not equivalent to investing directly in a succession of 10-Year U.S. Treasury Notes futures contracts, and you will not have rights that investors in 10Y Treasury futures may have.

•                The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Relative Return even if such return is positive. You can receive the full benefit of the Participation Rate from the Issuer only if you hold your Notes to maturity.

•                Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity (subject to Issuer credit risk), the Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Bank PLC is the Index Sponsor (the “Index Sponsor”).  The Index Sponsor is responsible for the composition, calculation and maintenance of the Index.  The Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. The role played by Barclays Bank PLC as Index Sponsor, and the exercise of discretion described herein could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes.

The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

With respect to distribution of the Notes, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions.  The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                Our Business Activities May Create Conflicts of Interest— We and our affiliates expect to engage in trading activities related to equity securities underlying the Long  Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to components of the Indices or the Indices, or other derivative instruments with returns linked to futures, interest rates, components of the Indices or the Indices that are not for the accounts of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Indices, could be adverse to the interests of the holders of the Notes.

•                Many Economic and Market Factors Will Impact the Value of the Notes— The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date.  You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes.  In general, we expect that changes in the level of the Index will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include::

o                supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

o                the expected volatility of the Indices;

o                the market price and dividend rate on the component stocks underlying the Long Index;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                The Closing Price of the Relevant 10Y Treasury Futures Contract May Not Be Readily Available—The closing price of the relevant 10Y Treasury futures contract is calculated and published by the Chicago Board of Trade (CBOT). The closing price of the relevant 10Y Treasury futures contract is used to calculate the level of the Index.  Any disruption in CBOT trading of the relevant 10Y Treasury futures contract could delay the release or availability of the closing price.  This may delay or prevent the calculation of the Index.

•                Historical Levels of the Indices Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—It is impossible to predict whether the Indices will rise or fall. The actual performance of the Indices over the term of the Notes, as well as the amount payable at maturity may bear little relation to the historical level of the Indices.

•                The Policies of the Index Sponsors and Changes That Affect the Composition and Valuation of the Index—The policies of the Index Sponsors concerning the calculation of the levels of the Indices could affect the value of the Indices and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity.  The Index Sponsors may modify the methodology for calculating the value of the Indices.  In addition, under a number of circumstances the index sponsor may make certain changes to the way in which the Indices are calculated.  The Index Sponsors may also discontinue or suspend calculation or publication of the Indices, in which case it may become difficult to determine the market value of the Indices.  Any such changes could adversely affect the value of your Notes.  If events such as these occur, or if the value of either of the Indices is not available or cannot be calculated for any reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of such Index.  The Index Sponsors will not be obligated to take into account your interests in making any decisions relating to the Indices.

HYPOTHETICAL EXAMPLES-DETERMINING PAYMENT AT MATURITY

The table and examples below illustrate the payment at maturity for a $1,000 principal amount Notes on a hypothetical offering of the Notes, assuming an Initial Index Level of 1,551.69 in respect of the Long Index, an Initial Index Level of 207.1436 in respect of the Short Index, a hypothetical Participation Rate of 153% (and a range of Final Index Levels for the Long Index and the Short Index as set forth below.  The actual Initial Index Levels and Participation Rate will be determined on the Trade Date, and the actual Final Index Level will be determined on the Final Valuation Date.  Numbers in the examples below have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Securities.

Return of Long Index	40%	$2,224	$2,071	$1,918	$1,765	$1,612	$1,459	$1,306	$1,153	$1,000	$900
	30%	$2,071	$1,918	$1,765	$1,612	$1,459	$1,306	$1,153	$1,000	$900	$800
	20%	$1,918	$1,765	$1,612	$1,459	$1,306	$1,153	$1,000	$900	$800	$700
	10%	$1,765	$1,612	$1,459	$1,306	$1,153	$1,000	$900	$800	$700	$600
	0%	$1,612	$1,459	$1,306	$1,153	$1,000	$900	$800	$700	$600	$500
	-10%	$1,459	$1,306	$1,153	$1,000	$900	$800	$700	$600	$500	$400
	-20%	$1,306	$1,153	$1,000	$900	$800	$700	$600	$500	$400	$300
	-30%	$1,153	$1,000	$900	$800	$700	$600	$500	$400	$300	$200
	-40%	$1,000	$900	$800	$700	$600	$500	$400	$300	$200	$100
	-50%	$900	$800	$700	$600	$500	$400	$300	$200	$100	$0

		-40%	-30%	-20%	-10%	0%	10%	20%	30%	40%	50%
		Return of Short Index

The table above and the diagram below illustrate hypothetical payments at maturity for a $1,000 principal amount Notes for a range of Index Returns in respect of the S&P 500® Index and the Barclays US 10Y Treasury Futures Index™.  The actual Index Returns may be below or above what is represented, and you may lose up to 100% of your initial investment.

PAYMENT AT MATURITY DIAGRAM

The blue solid line in the graph above represents the return on investment of the Notes, while the orange dotted line represents the Relative Return.

The following hypothetical examples illustrate how the payment at maturity will be calculated, based on the assumptions set forth above.

Example 1—On the Final Valuation Date, the Long Index closes at 1,939.61, which is 25% above the Initial Index Level of 1,551.69, and the Short Index closes at 186.4290, which is 10% below the Initial Index Level of 207.1436.

Step 1: Calculate the Index Return for each Index.

Index	Initial Index Level	Final Index Level	Index Return
S&P 500® Index (the Long Index)	1,551.69	1,939.61	25%, which equals the Long Index Return
Barclays US 10Y Treasury Futures Index™ (the Short Index)	207.1436	186.4290	-10%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

25% – (–10%) = 35% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is greater than the Short Index Return, the Issuer will repay the principal amount plus pay a return equal to the Relative Return multiplied by the Participation Rate. Accordingly, the payment at maturity of $1,535.50 per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 × Relative Return × Participation Rate)

$1,000 + ($1,000 × 35% × 153%) = $1,535.50

Example 2— On the Final Valuation Date, the Long Index closes at 1,939.61, which is 25% above the Initial Index Level of 1,551.69, and the Short Index closes at 258.9300 which is 25% above the Initial Index Level of 207.1436.

Step 1: Calculate the Index Return for each Index.

Index	Initial Index Level	Final Index Level	Index Return
S&P 500® Index (the Long Index)	1,551.69	1,939.61	25%, which equals the Long Index Return
Barclays US 10Y Treasury Futures Index™ (the Short Index)	207.1436	258.9300	25%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

25% – 25% = 0% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is equal to the Short Index Return, the Issuer will repay the principal amount plus pay a return equal to the Relative Return multiplied by the Participation Rate. Accordingly, the payment at maturity of $1,000 per $1,000 principal amount Security would be calculated as follows:

$1,000 + ($1,000 × Relative Return × Participation Rate)

$1,000 + ($1,000 × 0% × 153%) = $1,000

Example 3— On the Final Valuation Date, the Long Index closes at 1,163.77, which is 25% below the Initial Index Level of 1,551.69, and the Short Index closes at 165.7100, which is 20% below the Initial Index Level of 207.1436.

Step 1: Calculate the Index Return for each Index.

Index	Initial Index Level	Final Index Level	Index Return
S&P 500® Index (the Long Index)	1,551.69	1,163.77	-25%, which equals the Long Index Return
Barclays US 10Y Treasury Futures Index™ (the Short Index)	207.1436	165.7100	-20%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

-25% – (–20%) = -5% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is less than the Short Index Return, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return.  Accordingly, the payment at maturity of $950.00 per $10 principal amount Security would be calculated as follows:

$1,000 + ($1,000 × Relative Return)

$1,000 + ($1,000 × -5%) = $950.00

Example 4— On the Final Valuation Date, the Long Index closes at 1,163.77, which is 25% below the Initial Index Level of 1,551.69, and the Short Index closes at 258.9300, which is 25% above the Initial Index Level of 207.1436.

Step 1: Calculate the Index Return for each Index.

Index	Initial Index Level	Final Index Level	Index Return
S&P 500® Index (the Long Index)	1,551.69	1,163.77	-25%, which equals the Long Index Return
Barclays US 10Y Treasury Futures Index™ (the Short Index)	207.1436	258.9300	25%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

–25% – (25%) = –50% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is less than the Short Index Return, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return.  Accordingly, the payment at maturity of $500.00 per $10 principal amount Security would be calculated as follows:

$1,000 + ($1,000 × Relative Return)

$1,000 + ($1,000 × –50%) = $500.00

HISTORICAL PERFORMANCE OF THE LONG INDEX

The following graph sets forth the historical performance of the S&P 500® Index based on the daily closing levels of the S&P 500® Index from January 15, 1997 through March 25, 2013.  The closing level of the S&P 500® Index on March 25, 2013 was 1,551.69.

We obtained the closing levels of the S&P 500® Index below from Bloomberg, L.P.  We have not independently reviewed or verified the information obtained from Bloomberg, L.P.  The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on any day during the term of the Securities, including on the Final Valuation Date.  We cannot give you assurance that the performance of the S&P 500® Index will exceed the performance of the Barclays U.S. 10Y Treasury Futures Index™, and therefore we cannot assure you of the return of any of your initial investment.

HYPOTHETICAL HISTORICAL AND HISTORICAL PERFORMANCE OF THE SHORT INDEX

The level of the Barclays US 10Y Treasury Futures Index™ is deemed to have been 100 on January 15, 1997, which is referred to as the “index commencement date”.  The index sponsor began calculating the Barclays US 10Y Treasury Futures Index™ on January 15, 2009.  Therefore, the historical information, including such information provided in the table and graph below, for the period from January 15, 1997 until January 15, 2009, is an historical estimate by the index sponsor using available data as an illustration of how the Barclays US 10Y Treasury Futures Index™ would have performed during the period had the index sponsor begun calculating the Barclays US 10Y Treasury Futures Index™ on the index commencement date using the methodology it currently uses.  This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index.  Historical information for the period from and after January 15, 2009 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources.  The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Barclays US 10Y Treasury Futures Index™ from the index commencement date to March 25, 2013. Neither the estimated historical performance of the Barclays US 10Y Treasury Futures Index™ (for the period from January 15, 1997 until January 15, 2009) nor the actual historical performance of the Index (from the period after January 15, 2009) should be taken as an indication of future performance, and no assurance can be given that the level of the Barclays US 10Y Treasury Futures Index™ will be less than the performance of the S&P 500® Index, and therefore we cannot assure you of the return of any of your initial investment.

Date	Level of the Index
January 15, 1997	100.00
December 31, 1997	104.96
December 31, 1998	111.00
December 31, 1999	100.90
December 29, 2000	111.01
December 31, 2001	114.73
December 31, 2002	131.98
December 31, 2003	134.80
December 31, 2004	140.31
December 30, 2005	139.40
December 29, 2006	137.09
December 31, 2007	145.94
December 31, 2008	170.86
December 31, 2009	164.98
December 31, 2010	177.78
December 31, 2011	200.33
December 31, 2012	207.21
March 25, 2013	207.14

Hypothetical Historical Performance and Actual Performance of the Index from January 15, 1997 through March 25, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

THE INDICES

The Long Index

For information about the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices— S&P 500® Index” in the accompanying index supplement.

Disclaimer

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC.  The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Short Index

The Barclays 10Y Treasury Futures Index™ (the “Index”) reflects the returns available by maintaining a rolling position in 10-Year U.S. Treasury Notes futures contracts (the “10Y Treasury futures” and each, a “10Y Treasury futures contract”).  10Y Treasury futures are legally binding agreements for the buying or selling of U.S. Treasury notes at a fixed price for physical settlement on a future date.  Each 10Y Treasury futures contract has a face value of $100,000 and requires the delivery of a U.S. Treasury bond with a remaining maturity term of no more than ten years and no less than six years and six months.  10Y Treasury futures are traded on the Chicago Board of Trade (“CBOT”).  The closing prices of 10Y Treasury futures are calculated by CBOT and reported on Bloomberg under symbol “TY”.  As used herein, an “Index Business Day” means any day that CBOT is scheduled to be open for trading.

At any given time, the Index is comprised of a single 10Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 10Y Treasury futures contract”, or the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract.  The Index  maintains its exposure to 10Y Treasury futures by closing out its position in the expiring front 10Y Treasury futures contract and establishing a new position in the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract, a process referred to as “rolling.”  The Index rolls into the next 10Y Treasury futures contract three Index Business Days before the end of the month immediately preceding the upcoming delivery month for the front 10Y futures contract (each such date, a “roll date”).  The “delivery months” of 10Y Treasury futures are March, June, September and December, and their corresponding roll dates fall in the months of February, May, August and November.

The Index is maintained and calculated by Barclays Bank PLC (the “Index Sponsor”) and is denominated in U.S. dollars.  The Index Sponsor calculates the level of the Index at the close of business, London time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://www.barcap.com/indices shortly thereafter.  The level of the Index is also reported on Bloomberg page BXIIUS10.

Calculation of the Index

The level of the Index is deemed to have been 100 on January 15, 1997, which we refer to as the “index commencement date”.  On any given Index Business Day (for purposes of this section, a “Valuation Date”), the level of the Index is equal to:

where:

“It” means the level of the Index on the Valuation Date;

“It-1” means the level of the Index on the Index Business Day that immediately precedes the Valuation Date;

“Ft” means the closing price of the relevant 10Y Treasury futures contract on the Valuation Date.  On the roll date, Ft is calculated using the front 10Y Treasury futures contract.  On the day following the roll date and thereafter, Ft is calculated using the next futures contract that is scheduled to expire (which becomes the front 10Y Treasury futures contract after the current front 10Y Treasury futures contract expires); and

“Ft-1” means the closing price of the relevant 10Y Treasury futures contract on the Index Business Day that immediately precedes the Valuation Date.  On the roll date, Ft-1 is calculated using the front 10Y Treasury futures contract.  On the day following the roll date and thereafter, Ft-1 is calculated using the next futures contract that is scheduled to expire (which becomes the front 10Y Treasury futures contract after the current front 10Y Treasury futures contract expires).

The Index is calculated at the close of business, London time, on each Index Business Day with respect to the prior Index Business Day.

Modifications to the Index

The Index Sponsor does not presently intend to modify the method of calculating the Index as described above.  However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion, make modifications to the Index.  The Index Sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

Changes in 10Y Treasury Futures

If, in the sole discretion of the Index Sponsor, a “potential adjustment event” occurs with respect to the 10Y Treasury futures, the Index Sponsor may replace the 10Y Treasury futures with other futures contracts that it determines, in its sole discretion, are comparable for purposes of the Index to the 10Y Treasury futures being replaced.

A “potential adjustment event” includes any of the following:

•                              a change to the calculation methodology of the daily closing prices of 10Y Treasury futures;

•                              the occurrence of an event that causes CBOT not to calculate the daily closing prices of 10Y Treasury futures; and

•                              any event that the Index Sponsor determines may lead to any of the foregoing events.

Upon any replacement by the Index Sponsor of 10Y Treasury futures following a potential adjustment event, the Index Sponsor may make any adjustments to the Index as may, in its sole discretion, be required to render the Index comparable to the Index prior to the occurrence of the potential adjustment event.

Index Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure” event occurs or is continuing on any Index Business Day that, in the Index Sponsor’s sole discretion, affects the Index or the 10Y Treasury futures, the Index Sponsor may:

•                              make such determinations and/or adjustments to the terms of the Index as it deems appropriate in order to determine the level of the Index on such day (if such day is an Index Business Day);

•                              defer publication of information relating to the Index until the next Index Business Day on which such index market disruption or force majeure event, as applicable, is not continuing; and

•                              if such Index Business Day is a roll date, postpone such roll date to the next Index Business Day on which such index market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•                              the occurrence or existence, on any Index Business Day at or during the one-hour period before the index valuation time, in relation to the 10Y Treasury futures (1) a suspension of, or limitation imposed on, trading on CBOT, or (2) any event that disrupts or impairs (as determined by the Index Sponsor in its sole discretion) the ability of market participants in general to effect transactions in relation to, or to obtain market values of, 10Y Treasury futures;

•                              the declaration of a general moratorium in respect of CBOT activities;

•                              on any Index Business Day, the failure of CBOT to publish the values of 10Y Treasury futures; or

•                              on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in 10Y Treasury futures.

A “force majeure event” means, in respect of the Index, any systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor (in its sole discretion) determines affects the Index or the 10Y Treasury futures.

Taxation

If at any time the Index Sponsor determines that, as a result of the occurrence or continuance of a Change in Tax Event , it is necessary to change the 10Y Treasury futures or the method of calculating the Index, in order to offset the effect of such Change in Tax Event, the Index Sponsor may make such change or changes in its sole discretion.

A “Change in Tax Event” shall occur if in respect of the Index the Index Sponsor determines (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to Tax in the United Kingdom (including, but not limited to, any Tax generally imposed on commercial banks organized and subject to Tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the

United Kingdom or the United States generally who hold positions in 10 Y Treasury futures (including, but not limited to, any Tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in 10 Y Treasury Futures).

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including, without limitation, interest, penalties, stamp duties and additions thereto) that is imposed or is to be imposed, whether by withholding, direct assessment or otherwise, by any government or other taxing authority.

Cessation of Trading and Other Termination Events

The Index Sponsor may, in its sole discretion, discontinue calculating the Index if any of the following events occurs:

•                              If 10Y Treasury futures cease (or will cease) to be publicly quoted for any reason and are not immediately re-listed on a quotation system in a manner acceptable to the Index Sponsor; or

•                              if, after the occurrence of a potential adjustment event, an adjustment in the determination of the Index Sponsor is not possible or not reasonably practical for any reason.

Change in Methodology

While the Index Sponsor currently employs the methodology described herein to rebalance and calculate the Index, it is possible that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting 10Y Treasury futures) will arise that would, in the view of the Index Sponsor, necessitate a modification or change of such methodology.

Discontinuance, Modification or Unavailability of the Index

If the Index Sponsor discontinues publication of the Index, and Barclays or any other person or entity publishes an index that the Calculation Agent determines is comparable to the Index and the Calculation Agent approves such index as a successor index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable at maturity by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date is equitable.

If the Calculation Agent determines that the value of the Index is not available, the Calculation Agent may postpone any Valuation Date, including the Final Valuation Date, and thus postpone the Maturity Date until the value of the Index becomes available. Notwithstanding the foregoing, in the event that a Valuation Date is postponed until the fifth Business Day following a scheduled Valuation Date, but the value of the Index is not available, that day shall nevertheless be a Valuation Date, and the Calculation Agent shall determine the value of the Index for purposes of the Notes on such day.

All determinations and adjustments to be made by the calculation agent may be made in the Calculation Agent’s sole discretion.

Trademark

The Barclays 10Y Treasury Futures Index™ is a trademark of Barclays Bank PLC.

Disclaimer

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index.  The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such value) and any use to which any person may put the Index or the level of the Index. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

UNITED STATES FEDERAL INCOME TAX TREATMENT

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Indices.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Indices.  Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to the portion of your Notes that reflects the performance of regulated futures contracts.  If Section 1256 were to apply to such portion of your Notes, gain or loss recognized with respect to such portion of your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes.  You would also be required to mark such portion of your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of the Notes had been sold for fair market value).

It is also possible that you could be required to recognize gain or loss each time a contract tracked by the Short Index rolls, or at any time when either of the Indices is modified, adjusted, discontinued or replaced with a successor index..  There may also be a risk that the Internal Revenue Service could assert that all or a portion of the Notes should not give rise to long-term capital gain or loss because the Notes in part offer exposure to a short investment strategy.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Key Risks—Taxes,” in this pricing supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders.  The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty).  You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

US$2,840,000

BARCLAYS BANK PLC

RELATIVE PERFORMANCE NOTES LINKED TO THE BARCLAYS 10Y TREASURY FUTURES INDEX™

AND THE S&P 500® INDEX DUE MARCH, 2018

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO THE PROSPECTUS DATED AUGUST 31, 2010, AND THE
PROSPECTUS SUPPLEMENT DATED MAY 27, 2011)